Exhibit 10.1
CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***]

PATENT ASSIGNMENT AND LICENSE AGREEMENT
This Patent Assignment and License Agreement (this “Agreement”, as further defined below) is made and entered into as of this 9th day of February, 2023 (the “Effective Date”), by and between Insulet Corporation, a Delaware corporation, with an address at 100 Nagog Park, Acton, MA 01720 (“Insulet”), Bigfoot Biomedical, Inc., a Delaware corporation with an address at 1820 McCarthy Blvd., Milpitas, CA 95035, and Patients Pending, Ltd., a company registered under the laws of England (No. 07382438) and wholly-owned subsidiary of Bigfoot Biomedical, Inc., having an address at 20-22 Wenlock Road, London N1 7GU, England (Bigfoot Biomedical, Inc. and Patients Pending, Ltd. collectively, “Bigfoot”). Insulet and Bigfoot may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Bigfoot has developed a portfolio of patent assets relating to devices, methods, and systems that include the delivery of drugs such as insulin from pumps, injectors, and other delivery devices, including but not limited to automated insulin delivery (AID) functionality in which an amount of insulin to be delivered to a user is automatically calculated;
WHEREAS, the Parties desire for Bigfoot to transfer such patent assets and other assets to Insulet pertaining to Pumps, and for Bigfoot to retain the rights to develop, manufacture and commercialize products in the Bigfoot Field related to Injectors;
WHEREAS, to that end, Bigfoot wishes to assign certain patent assets to Insulet, to license certain other patent assets to Insulet in the Insulet Field, and Insulet wishes to receive such assignment and license rights and to license back certain assigned patent assets to Bigfoot in the Bigfoot Field, all under the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, in accordance with and subject to the terms and conditions specified below, the Parties agree as follows:
1.DEFINITIONS
All capitalized terms shall have the meaning ascribed to them in this Article 1.
1.1“Agreement” means this Patent Assignment and License Agreement, including any Schedules attached hereto, as such may be amended from time to time, in writing, by mutual agreement of the Parties.
1.2“Applicable Law” means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this Agreement or applicable to either of the Parties with respect to any matters set forth herein.
1.3“[***] Agreement” means that certain [***] Agreement between [***] and [***], effective as of [***].

1.4“Assigned Patents” means the patents specified on Schedule 1.4, as well as all foreign counterparts, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.5“Bankruptcy Code” means Title 11 of the United States Code, Sections 101, et seq., as it currently exists or as amended from time to time.
1.6“Bankruptcy Event” has the meaning set forth in Section 8.3.
1.7“Bankruptcy Law” means the Bankruptcy Code and any similar federal or state bankruptcy, insolvency, receivership, or similar law of a jurisdiction within the United States affecting creditors’ rights generally.
1.8“Bigfoot Field” means all fields outside the Insulet Field. For the avoidance of doubt, (a) Bigfoot Field includes devices, methods, systems, and components thereof that include (i) the delivery of drugs, including insulin, from an Injector, and/or (ii) automated drug delivery functionality using an Injector in which an amount of drug to be delivered to a user via an Injector is automatically calculated, provided that such devices, methods, systems and components thereof are not configured for, or include, any delivery of drugs using a Pump, and (b) to the extent that a component of a system that includes a Pump can also be used as a component of systems that do not include a Pump (e.g., diabetes management systems for people who treat their diabetes with injections), the Bigfoot Field shall be inclusive of such components in such systems other than the Pump.
1.9“Excluded Field” means the Fertility Therapeutic Area and the Human Growth Hormone Therapeutic Area.
1.10“Excluded Field Patents” means the patents specified on Schedule 1.10, as well as all substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.11“Existing License Agreements” means any and all agreements under which Bigfoot granted or received license rights to or from any Third Party under any of the Patent Rights prior to the Effective Date hereof.
1.12“Fertility Therapeutic Area” shall have the meaning ascribed to it in the [***] Agreement.
1.13“Field” means, individually and collectively, the Bigfoot Field and the Insulet Field.

1.14“Governmental Authority” means any court, agency, department, authority (including any regulatory authority) or other instrumentality of any national, state, county, city or other political subdivision. The Parties agree that the United States Patent and Trademark Office is an example of a Governmental Authority.
1.15“Foreign Insolvency Law” means the law of any jurisdiction outside the United States that provides for the adjustment, restructuring, reorganization, compromise, or liquidation of a business entity or its assets or liabilities, and shall include any ancillary proceeding under such Foreign Insolvency Law that is equivalent or similar to a case under Chapter 15 of the Bankruptcy Code.
1.16“[***] Agreement” means that certain [***] Agreement between [***] and [***], effective as of [***].
1.17“Human Growth Hormone Therapeutic Area” means recombinant human growth hormone, and human growth hormone analogs.
1.18“Injector” means a device used for the injection of drugs that does not have at least one part that remains connected or attached to the human or animal subject’s body for an extended period of time, typically greater than a period of at least one hour during normal use, and any devices secured to such device (e.g., a cap or attachment). Examples of Injectors include, but are not limited to, syringes, drug delivery pens, and autoinjectors.
1.19“Insulet Field” means devices, methods, systems, and components thereof that include (i) the delivery of drugs, including insulin, from a Pump, and/or (ii) automated drug delivery functionality using a Pump in which an amount of drug to be delivered to a user via a Pump is automatically calculated, provided that such devices, methods, systems and components thereof are not configured for, or include, any delivery of drugs using an Injector. To the extent that a component of a system that includes an Injector can also be used as a component of systems that do not include an Injector (e.g., diabetes management systems for people who treat their diabetes with a Pump), the Insulet Field shall be inclusive of such components in such systems other than the Injector.
1.20“Invention(s)” means any composition of matter, manner of use, article of manufacture or other subject matter, whether patentable or not.
1.21“Lien” means any mortgage, pledge, security interest, encumbrance, lien (other than liens for Taxes that are not yet due and payable) or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, in each case, that affects any of the Patent Rights.
1.22“Non-Step-In Bigfoot Patents” means the patents specified on Schedule 1.22, as well as all substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.23“Non-Step-In Insulet Patents” means the patents specified on Schedule 1.23, as well as all substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.24“Non-Step-In Patents” means, individually and collectively, the Non-Step-In Bigfoot Patents and the Non-Step-In Insulet Patents.
1.25“Patent Rights” means, collectively, the Assigned Patents, the Step-In Patents, and the Non-Step-In Patents.
1.26“Previously Licensed Patents” means the Patent Rights in which one or more Third Parties have license rights under Existing License Agreements, which Patent Rights are specified on Schedule 1.26, as well as all substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.27“Pump” means any device or system that has at least one part that remains connected or attached to the human or animal subject’s body for an extended period of time, typically greater than a period of at least one hour during normal use, to maintain a pathway (e.g., via a cannula or an infusion set) for drug(s) to be infused into the human or animal subject during that extended time period. The definition of “Pump” shall not include any device or system that relates to the injection of drugs (including autoinjectors) other than from a device or system that has at least one part that remains connected or attached to the subject’s body for an extended period of time, even if a pumping mechanism is used to inject the drug.
1.28“Prosecution” means (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) any post-grant proceedings not otherwise covered by Article 5.
1.29“[***] Agreement” means [***] Agreement between [***] and [***] , effective as of [***].
1.30“Step-In Bigfoot Patents” means the patents specified on Schedule 1.30, as well as all substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.31“Step-In Insulet Patents” means the patents specified on Schedule 1.31, as well as all substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions, additions, and foreign counterparts of or to any of the foregoing, in each case, in any country or jurisdiction.
1.32“Step-In Patents” means, individually and collectively, the Step-In Bigfoot Patents and Step-In Insulet Patents.
1.33“Term” has the meaning set forth in Section 8.1.
1.34“Third Party” means any person or entity other than Insulet, Bigfoot, or their respective affiliates.
1.35“Transferred Tangible Assets” has the meaning set forth in Section 2.5.
2.TRANSFER OF ASSETS IN THE INSULET FIELD
2.1Assignment of Assigned Patents. Bigfoot hereby assigns and transfers to Insulet, its successors, assigns, and legal representatives, all right, title, and interest to the Assigned Patents, and to any and all Inventions claimed therein and the entire right, title and interest in and to any and all letters patent which may be granted therefrom in the United States, its territorial possessions and all foreign countries, and all causes of action and any and all claims and demands, both at law and in equity, that Bigfoot has or may have for damages or profits accrued or to accrue on account of the infringement of any of said Assigned Patents as if Bigfoot itself were bringing such action, claim, or demand.
2.2Further Assurances. Bigfoot agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged any and all documents and to perform such acts as may be reasonably requested by Insulet for the purposes of perfecting or recording the foregoing assignment set forth in Section 2.1. The Parties shall execute a company-to-company patent assignment document for recordation in the United States Patent and Trademark Office, or any foreign patent office, that is substantially in the form set forth in Exhibit A.
2.3License of Assigned Patents. All of the Assigned Patents are subject to licenses granted by Insulet to Bigfoot for use in the Bigfoot Field either under Article 3 or Article 4, in which context the Assigned Patents are designated as either Step-In Insulet Patents or Non-Step-In Insulet Patents.
2.4Acknowledgement and Assignment of Pre-Existing License Agreements. Insulet acknowledges that Previously Licensed Patents are subject to one or more Existing License Agreements under which Bigfoot granted license rights in the Patent Rights to

Third Parties prior to the Effective Date. Insulet’s assignment rights in the Assigned Patents shall be subject to the license rights granted in the Existing License Agreements to the Previously Licensed Patents. The [***] Agreement shall be assigned to Insulet as of the Effective Date of this Agreement.
2.5Transferred Tangible Assets. At any time prior to the one-year anniversary of the Effective Date, Insulet shall have the right, but not the obligation, to take possession of any molds, tooling, and/or other manufacturing materials and tangible assets that are used solely in the Insulet Field (i.e., that are not also used in the Bigfoot Field) and that are owned by Bigfoot and in Bigfoot’s possession (collectively, “Transferred Tangible Assets”). Upon written request from Insulet, Bigfoot shall ship any such Transferred Tangible Assets to Insulet at Insulet’s expense.
3.STEP-IN PATENTS
3.1License of Step-In Patents.
3.1.1License with Step-In Rights to Insulet. Bigfoot hereby grants to Insulet for the Term an exclusive, worldwide, sublicensable, perpetual, irrevocable, fully paid-up and royalty-free license under the Step-In Bigfoot Patents to make, have made, use, have used, sell, have sold, import, or have imported products solely for use in the Insulet Field; provided, however, that solely with respect to the Excluded Field Patents, the foregoing license shall be (i) limited to uses for the treatment of diabetes, including without limitation through the delivery of insulin, GLP-1, and pharmaceuticals with similar indications in the diabetes therapeutic area, and (ii) subject to the rights granted to [***] pursuant to the [***] Agreement.
3.1.2Assigned Patents Licensed with Step-In Rights to Bigfoot. Insulet hereby grants to Bigfoot a perpetual, irrevocable, exclusive, worldwide, sublicensable, fully paid-up and royalty-free license under the Step-In Insulet Patents to make, have made use, have used, sell, have sold, import, or have imported products solely for use in the Bigfoot Field.
3.2Sublicenses of Step-In Patents. Except as may be otherwise provided in this Agreement, the license grant set forth in Section 3.1 includes the right for the licensee Party to grant and authorize sublicenses (including through multiple tiers) to Third Parties solely for use within the licensee Party’s Field, without the need for any consent of or notice to the licensor Party. For each sublicense granted by the licensee Party (directly or through multiple tiers), the licensee Party shall provide written notice to the licensor Party of the existence thereof, including providing a copy of (but for reasonable redactions of business terms), the sublicense (and any subsequent sublicenses, if sublicensed to the ultimate sublicensee through multiple tiers) within fourteen (14) calendar days of the grant of such sublicense. The term of any sublicense granted under this Section 3.2 shall be contemporaneous with the Term of this Agreement or applicable license, unless such sublicense is sooner terminated.
3.3Patent Prosecution and Maintenance of Step-In Patents. The Party identified in Schedule 1.30 for each Step-In Bigfoot Patent shall have the first right, at its sole expense and in its sole discretion, to control the preparation, filing, Prosecution and maintenance of each such Step-In Bigfoot Patent using patent counsel of its choice (the “Controlling Party”), and Insulet shall be deemed the Controlling Party for the Step-In Insulet Patents. Notwithstanding the foregoing, (a) the Controlling Party shall provide at least thirty (30) calendar days’ written notice to the other Party in the event it decides to cease Prosecution or maintenance of any Step-In Patent, whereupon the other Party shall have the right but not the obligation to assume such Prosecution or maintenance at its sole expense and in its sole discretion, and (b) in the event the Controlling Party fails to provide notice as required in clause (a) of this Section and fails to take an action to Prosecute or maintain a Step-In Patent, the other Party shall have the right but not the obligation to assume such Prosecution or maintenance of such Step-In Patent in its sole discretion using patent counsel of its choice. Failure of the Controlling Party to provide notice as required by this Section 3.3 shall not be considered a material breach of this Agreement.
3.4Reporting of Known or Suspected Infringement of Step-In Patents. Each Party shall promptly report in writing to the other Party during the Term any known or suspected infringement of a Step-In Patent of which such Party becomes aware in the other Party’s Field, and shall provide the other Party with all available evidence in that Party’s possession supporting such infringement or suspected infringement.
3.5Enforcement of Step-In Patents.
3.5.1[***].
3.5.2[***].
4.NON-STEP-IN PATENTS
4.1License of Non-Step-In Patents.
4.1.1License Without Step-In Rights to Insulet. Bigfoot hereby grants to Insulet for the Term a non-exclusive, sublicensable, worldwide, perpetual, irrevocable, fully paid-up and royalty-free license under the Non-Step-In Bigfoot Patents and the Excluded Field Patents to make, have made, use, have used, sell, have sold, import, or have imported products solely for use in the Insulet Field; provided, however, that solely with respect to the Excluded Field Patents, the foregoing license shall exclude the Excluded Field.
4.1.2Assigned Patents Licensed Without Step-In Rights to Bigfoot. Insulet hereby grants to Bigfoot an exclusive, worldwide, sublicensable, perpetual, irrevocable, fully paid-up and royalty-free license under the Non-Step-In Insulet Patents to make, have made, use, have used, sell, have sold, import, or have imported products solely for use in the Bigfoot Field.
4.2Sublicenses of Non-Step-In Patents. Except as may be otherwise provided in this Agreement, the license grant set forth in Section 4.1 includes the right for the licensee Party to grant and authorize sublicenses (including through multiple tiers) to Third Parties solely for use within the licensee Party’s Field, without the need for any consent of or notice to the licensor Party. For each sublicense granted by the licensee Party (directly or through multiple tiers), the licensee Party shall provide written notice to the licensor Party of the existence thereof, including providing a copy of (but for reasonable redactions of business terms), the sublicense (and any subsequent sublicenses, if sublicensed to the ultimate sublicensee through multiple tiers) within fourteen (14) calendar days of the grant of such sublicense. The term of any sublicense granted under this Section 4.2 shall be contemporaneous with the Term of this Agreement or the applicable license, unless such sublicense is sooner terminated.
4.3Patent Prosecution and Maintenance of Non-Step-In Patents. The licensor Party shall have the sole right, at its sole expense and in its sole discretion, to control the preparation, filing, Prosecution and maintenance of the applicable Non-Step-In Patents using patent counsel of its choice.
4.4Reporting of Known or Suspected Infringement of Non-Step-In Patents. Each Party shall promptly report in writing to the other Party during the Term any known or suspected infringement of a Non-Step-In Patent of which such Party becomes aware in the other Party’s Field, and shall provide the other Party with all available evidence in that Party’s possession supporting such infringement or suspected infringement.
4.5Enforcement of Non-Step-In Patents. [***].
5.PATENT CHALLENGES
5.1Patent Challenges in Proceedings Other Than Enforcement Actions. In the event that the validity or enforceability of an Step-In Patent or a Non-Step-In Patent is challenged before a Governmental Authority in a proceeding other than an enforcement action initiated by Insulet and/or Bigfoot (including, but not limited to, an action seeking a declaratory judgment of invalidity, a nullity action, an opposition proceeding, a reissue proceeding, ex parte or inter partes reexamination, inter partes review, or other post-grant review), the licensor Party shall have the right, but not the obligation, to defend the patent in its sole cost and control except in the case where an infringement counterclaim can be brought in such action, in which case the patent enforcement provisions of Sections 3.5 or 4.5, as applicable, shall dictate control over, financing of, and participation in the action.
6.FINANCIAL TERMS
6.1In consideration for the assignments and licenses received pursuant to this Agreement, Insulet shall pay to Bigfoot a one-time, non-refundable, non-creditable fee of twenty-five million dollars ($25,000,000) by the Effective Date.
7.REPRESENTATIONS AND WARRANTIES
7.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
(a)it is duly organized, validly existing, and in good standing under the laws and regulations of the jurisdiction in which it is organized;
(b)it (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(c)that this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;
(d)the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement relating to one or more Patent Rights or other agreement or instrument binding or affecting it or its property; or (ii) any order, writ, injunction or decree of any court or Governmental Authority entered against it or by which any of its property is bound; and
(e)it has not, and will not during the Term, grant any right to any Third Party or become a party to any agreement or understanding that would conflict with the rights granted to the other Party under this Agreement or would breach, violate, conflict with, be inconsistent with, constitute a default, or impair its obligations hereunder.
7.2Additional Representations and Warranties of Bigfoot. Bigfoot hereby represents and warrants to Insulet that as of the Effective Date: (a) other than as may be specified in Schedule 7.2, Bigfoot is the sole owner of the Patent Rights free and clear of any Liens and any and all Liens specified in Schedule 7.2 shall be fully released upon Bigfoot’s receipt of the fee set forth in Section 6.1; (b) other than the Existing License Agreements specified in Schedule 7.2, copies of which have been provided (with reasonable redactions) to Insulet, Bigfoot has not granted any licenses or covenants not to sue, or similar rights under the Patent Rights that conflict, or would conflict, with the rights granted to Insulet hereunder; (c) Bigfoot is not in violation or breach of any Existing License Agreement; (d) to the best of Bigfoot’s knowledge the named inventorships of the Patent Rights are complete and accurate, and Bigfoot has secured all right, title, and interest in and to all rights in the Patent Rights from all inventors thereof; (e) other than as may be specified in Schedule 7.2, to Bigfoot’s actual knowledge, there exist no current claims challenging the validity, enforceability, effectiveness, right to use or ownership of Bigfoot of, in or to any Patent Rights; (f) to the best of Bigfoot’s knowledge, there are no current pending legal or governmental proceedings, including interference, reexamination, reissue, inter partes review, opposition, nullity, or cancellation proceedings pending that pertain to any of the Patent Rights; and (g) other than as may be specified in Schedule 7.2 the transactions contemplated in this Agreement will not alter, impair, or otherwise affect any rights of Insulet as successor to Bigfoot, in any of the Assigned Patents. Bigfoot hereby represents and warrants that it will cooperate with Insulet during any challenges and/or corrections to inventorship in the event such arise.
7.3Disclaimer of Warranty. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 7.1 AND 7.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF (A)

MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR USE OR PURPOSE, (C) NON-INFRINGEMENT BY THIRD PARTIES, (D) INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTIES’ INTELLECTUAL PROPERTY RIGHTS, (E) VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, (F) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE PATENT RIGHTS, OR (G) THAT ANY PATENT APPLICATION INCLUDED IN THE PATENT RIGHTS WILL ULTIMATELY ISSUE.
8.TERM AND TERMINATION
8.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.
8.2Termination for Cause. Either Party may terminate this Agreement or any license(s) it has granted under this Agreement and its obligations under this Agreement or such license(s), as applicable, if (a) the other Party materially breaches any provision of this Agreement and, if such breach can be remedied, fails to remedy such breach within thirty (30) calendar days (or, if the breaching Party takes reasonable steps within such thirty (30) day period to remedy such breach, such longer period as agreed to by the non-breaching Party, such agreement not to be unreasonably withheld, conditioned or delayed) after receipt of a written notice that specifies in reasonable detail the nature of such breach; or (b) a delay in a Party’s performance under this Agreement continues for more than one hundred twenty (120) calendar days.
8.3Termination for Insolvency; Rights of Licensee. Notwithstanding anything contained in this Agreement to the contrary, but subject to the proviso at the end of this sentence, if (a) a case is commenced by or against a Party under the Bankruptcy Code, and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (b) a Party files for or is subject to the institution of bankruptcy, liquidation, receivership or similar proceeding under any Bankruptcy Law (other than the Bankruptcy Code), (c) a Party assigns all or a substantial portion of its assets for the benefit of creditors under any Bankruptcy Law, (d) a receiver, liquidator, administrator, trustee, custodian or other similar officer is appointed in respect of a Party, a Party’s business or any of its assets under any Bankruptcy Law or Foreign Insolvency Law, (e) a substantial portion of a Party’s assets is subject to attachment, enforcement of security, foreclosure, or similar process under any Bankruptcy Law or Foreign Insolvency Law, or (f) any corporate action or legal proceedings is taken by a Party in relation to winding-up, dissolution, administration or reorganization under any Bankruptcy Law or Foreign Insolvency Law (each of ((a) through (f)), a “Bankruptcy Event”); then, in any case of a Bankruptcy Event, the other Party may terminate this Agreement and/or any license it has granted hereunder immediately upon written notice to the Party that is the subject of the Bankruptcy Event; provided, that Insulet agrees that it shall not effect any such termination to the extent it would adversely affect the rights and remedies of a secured creditor (or subsequent purchasers or other transferees therefrom) of Bigfoot with respect to the rights of Bigfoot under this Agreement (including, without limitation, with respect to all licenses hereunder), whether through bankruptcy, foreclosure or otherwise. All rights and licenses granted under or pursuant to this Agreement by each Party to the other Party, as applicable, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of rights to intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy case by or against a Party under the Bankruptcy Code, then the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which will be promptly delivered to it (i) upon such other Party’s written request therefor, unless and until the Party rejects this Agreement or any license of rights to intellectual property hereunder as provided in the Bankruptcy Code, and (ii) if not delivered under clause (i), upon written request of the other Party therefor, following (A) the rejection of this Agreement or any license of rights to intellectual property hereunder as provided in the Bankruptcy Code, and (B) the other Party’s timely election to retain its rights pursuant to Section 365(n)(1)(B) of the Bankruptcy Code. Notwithstanding anything to the contrary herein, to the extent a Party becomes a debtor or bankrupt (or analogous applicable status) under, or is the subject of a case, proceeding, or process that arises in connection with or under, a Foreign Insolvency Law, the other Party shall have at least the same rights under such Foreign Insolvency Law as it would have under Section 365(n) of the Bankruptcy Code (or better rights if the Foreign Insolvency Law so provides) to the extent such Foreign Insolvency Law has equivalent, similar, or analogous provisions to Section 365(n) that protect or provide rights to non-debtor or non-bankrupt licensees or contract counterparties. If such Foreign Insolvency Law has no equivalent or similar provision to Section 365(n), then the other Party shall have whatever protections are available to it to the maximum extent provided under such Foreign Insolvency Law and this Agreement. The Parties further agree that upon the occurrence of a Bankruptcy Event with respect to a Party, each Party shall have the right to retain and enforce their rights under this Agreement.
8.4General Effects of Termination or Expiration. Unless otherwise agreed in writing, the expiration or termination of this Agreement for any reason will not terminate any licenses granted under this Agreement, or release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have at law or in equity with respect to any breach of this Agreement.
9.INDEMNIFICATION
9.1Mutual Indemnification. Each party hereby agrees to defend, indemnify, and hold harmless the other Party and its affiliates and their respective directors, officers, employees, and agents from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees arising from any claim, demand, action, suit, or other proceeding by any Third Party to the extent same arises out of or relates to the development, commercialization or use of an Invention under the Step-In Patents or Non-Step-In Patents by the indemnifying Party or its affiliates.
9.2Indemnification Procedure. Each Party entitled to indemnification pursuant to this Agreement shall provide the indemnifying Party with written notice of any indemnified claim, demand, action, suit, or other proceeding reasonably promptly under the circumstances in a manner that does not prejudice the rights of the indemnifying Party. The indemnifying Party shall control the defense of all such indemnified claims and shall have the right to select counsel to defend the indemnified Party, provided, however, that the indemnified Party shall have the right to retain additional counsel at its sole expense if such counsel serves in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding. The indemnifying Party shall have the right to settle or otherwise dispose of all such indemnified claims or actions which it is obligated to defend on behalf of the indemnified Party, provided, however, that the indemnifying Party shall not settle or dispose of such an indemnified claim in a manner that imposes any obligations or damages on the indemnified Party, other than those assumed by the indemnifying Party, or that includes any admission of fault by the indemnified Party, without the prior written consent of the indemnified Party. With respect to any such indemnified claim, the indemnified Party shall reasonably cooperate with the defense of such claim, at the cost of the indemnifying Party.
9.3Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, THAT THIS LIMITATION WILL NOT LIMIT OR RESTRICT (A) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER SECTION 9.1, (B) DAMAGES AVAILABLE FOR INTENTIONAL BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, (C) EITHER PARTY’S RECOVERY IN AN ACTION FOR PATENT INFRINGEMENT, OR (D) REMEDIES AVAILABLE UNDER ANY BANKRUPTCY LAW, OR DAMAGES ARISING FROM THE REJECTION OR TERMINATION OF THIS AGREEMENT OR ANY LICENSES HEREUNDER UNDER ANY BANKRUPTCY LAW.
10.CONFIDENTIALITY
10.1Non-Disclosure Obligations. The Parties acknowledge and agree that the terms of this Agreement, the Agreement itself and all negotiations leading up to this Agreement are confidential and shall remain confidential and shall not be disclosed or communicated to Third Parties, except, and then only to the extent necessary:
(a)to accountants, advisors, bankers, insurers, investors, and lawyers, and prospective insurers, lenders, purchasers, partners, or investors, on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement;

(b)under lawful subpoena or order of a court of competent jurisdiction after giving the other Party advance notice of such disclosure or communication;
(c)as required by law or governmental agency regulation or the laws of the exchange on which such Party’s securities are traded, after giving the other Party advance notice of such disclosure or communication;
(d)by written agreement of the Parties; or
(e)as reasonably required by a Party to enforce its rights under this Agreement (including the right to grant sublicenses) or otherwise resolve any disputes, claims or controversies arising out of or in connection with this Agreement.
10.2Press Release. Neither Party shall issue any press releases relating to this Agreement without the other Party’s consent, such consent not to be unreasonably withheld, conditioned, or delayed. Either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it determines reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.
11.DISPUTE RESOLUTION
11.1General. Except as may be otherwise provided in this Agreement or agreed by the Parties in writing, all disputes under this Agreement shall be resolved as set forth in this Article 11.
11.2Initial Attempts to Resolve Disputes. Any disputes between the Parties first shall be addressed informally between the Parties. Either Party may request a special dispute resolution meeting. Upon such request, the Parties will use reasonable efforts to convene such a special meeting at a time and place that is mutually convenient to the Parties. If the Parties are unable to resolve a dispute among them informally, then either Party may, by written notice to the other, have such dispute referred to their respective executive officers for attempted resolution by good faith negotiations. In the event the executive officers are not able to resolve any such dispute within thirty (30) calendar days after written notice given by one Party to the other specifically invoking this stage in the dispute resolution procedure, either Party may by written notice to the other commence the arbitration process set forth below.
11.3Arbitration. All disputes which the Parties are unable to resolve amicably in accordance with the procedures set forth above shall be finally settled by binding arbitration in accordance with the then applicable rules (“Rules”) of the International Institute for Conflict Prevention and Resolution (“CPR”) by three (3) arbitrators selected from a list of arbitrators proposed by CPR in accordance with the Rules, as long as such arbitrators have a reasonable level of expertise in the area of dispute. The seat of arbitration shall be New York, New York. The decision and/or award rendered by the arbitrators shall be written, final, non-appealable, and binding, and such decision and/or award shall be both Parties’ confidential information. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the applicable Party or its assets. Notwithstanding the generality of Article 11, and without waiver of a Party’s right to final adjudication on the merits by arbitration as provided herein, either Party may seek provisional remedies by filing a lawsuit in any court, domestic or foreign, having jurisdiction over the Parties or any assets of the Parties, to toll the running of a relevant statute of limitations or to seek equitable or other judicial relief to prevent or stop the breach or threatened breach of this Agreement, including the misuse or disclosure of confidential information or otherwise, and to enforce the Parties’ obligations hereunder.
11.4Expenses. All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by Insulet and Bigfoot unless the Parties agree otherwise in writing or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between Insulet and Bigfoot. Each of the Parties shall bear its own counsel fees and the expenses of its witnesses except (a) to the extent otherwise provided by Applicable Law or (b) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner.
12.MISCELLANEOUS
12.1.Assignment. This Agreement and any rights and obligations under this Agreement, including the licenses granted hereunder, may not be assigned, directly or indirectly, in whole or in part, by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement and its rights and obligations hereunder to any of its Affiliates, or in connection with the sale or transfer of all or substantially all of its business or its assets to which this Agreement pertains (including a sale that occurs after the occurrence of a Bankruptcy Event). The Parties agree that the licenses granted hereunder to Insulet are licenses of the type described in Section 365(c)(1) of the Bankruptcy Code and, except as otherwise provided in this Agreement, may not be assigned without the prior consent of Bigfoot. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.1 will be null and void, ab initio and of no force or effect.
12.2.Force Majeure. A Party shall not be liable to the other Party for any loss or damages attributable to any occurrence beyond the reasonable control of the affected Party that prevents or substantially delays the performance of its obligations under this Agreement, to the extent such delay is caused, directly or indirectly, by acts of God (including, but not limited to, earthquake, fire, flood, tornado, and hurricane), pandemic, war, riots, terrorism, embargos, acts of public enemy, or acts of military authority (“Force Majeure Event”); provided that a Party may not claim relief for a Force Majeure Event under this Section 12.2 unless each of the following conditions has been satisfied: (a) the party claiming delay by Force Majeure Event (the “Delayed Party”) is without fault in causing such delay; (b) such delay could not have been prevented by reasonable precautions taken by the Delayed Party, including, without limitation, the use of alternate sources, or workaround plans; (c) the Delayed Party uses commercially reasonable efforts to recommence performance of such obligations whenever and to whatever extent possible following the Force Majeure Event; and (d) the Delayed Party immediately notifies the other Party by the most expedient method possible (to be confirmed in writing) and describes at a reasonable level of detail the circumstances causing the delay. All obligations of both Parties shall return to being in full force and effect upon the earlier to occur of (a) the passing of the Force Majeure Event or (b) the failure of the Delayed Party to satisfy the conditions and/or perform its covenants under this Section 12.2. If any such failure of delay in a Party’s performance hereunder continues for more than one hundred twenty (120) calendar days, the other Party may terminate this Agreement upon written notice to the delayed Party.
12.3.Notices. All notices and reports required under, and other communications with respect to, this Agreement shall be in writing, and given or sent to the Party to be notified at its respective address set forth below either (a) personally and thereby deemed to be given on that day, or (b) by internationally recognized overnight courier service (e.g., Federal Express) and thereby deemed to be given on the second (2nd) business day following dispatch. Either Party may change its address and related information by giving notice to the other Party in the manner set forth in this Section 12.3.
If to Insulet, addressed to:
Insulet Corporation
100 Nagog Park
Acton, MA 01720
Attention: General Counsel
With a copy (which shall not constitute notice) to:
Scott Bluni
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
sbluni@goodwinlaw.com
If to Bigfoot, addressed to:
Bigfoot Biomedical, Inc.
1820 McCarthy Blvd.
Milpitas, CA 95035
Attention: General Counsel

With a copy (which shall not constitute notice) to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Erik Edwards
12.4Independent Contractors. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity, and the Parties will have a relationship of independent contractors with respect to each other. No term or condition of this Agreement is intended to create, nor will any such term or condition create, any fiduciary duty on the part of either Party for the benefit of the other, nor require either Party to expend funds or efforts or commit resources on behalf of the other, other than as specifically agreed in this Agreement.
12.5Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to any gender, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” “including” or “e.g.” will be deemed to be followed by the phrase “without limitation,” whether or not expressly stated, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, e-mail (solely with return receipt), approved minutes or otherwise (but excluding (A) e-mail without return receipt and (B) text messaging or instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM New York City local time on such date, unless an earlier time is specified, and (l) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.” In the event of any ambiguity or conflict between this Agreement and the Development Agreement, the provisions of this Agreement prevail.
12.6Amendment. No amendment, modification or supplement of any provision of this Agreement or any Schedules hereto, shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
12.7Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. Without limiting the foregoing, the failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

12.8Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party, all of which taken together will constitute one and the same agreement. For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles or other electronic transmissions of signatures shall be deemed to be original signatures. In addition, if any of the Parties sign facsimile or other electronic copies of this Agreement, such copies shall be deemed originals.
12.9Headings. The headings contained in this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
12.10Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to the conflict of law or choice of law rules or principles that would result in the application of the substantive law of any other jurisdiction; provided, however, that any and all issues concerning any patent including validity, infringement, enforceability, ownership, inventorship, and any other controversy concerning any patent shall be resolved in accordance with the laws of the jurisdiction which granted such patent(s).
12.11Severability. In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal, or unenforceable, in whole or in part, by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with Applicable Laws. The legality, validity, and enforceability of the remaining provisions shall not be affected thereby and shall remain in full force and effect.
12.12Entire Agreement. This Agreement, including all Schedules attached hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto concerning the subject matter hereof and supersede all prior agreements and understandings, whether oral or in writing, between the Parties with respect to such subject matter.
12.13Further Assurances. Each Party agrees to execute, acknowledge or deliver such further instruments, and to do all other reasonable acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.14Injunctive Relief and Specific Performance. Both Parties acknowledge that a Party may be irreparably injured by a breach of this Agreement by the other Party and that monetary remedies may be inadequate to protect a Party against any actual or threatened breach of this Agreement by the other Party. Accordingly, each Party may seek an injunction or injunctions (without the proof of actual damages or posting of a bond) to prevent breaches or threatened breaches of this Agreement or to compel specific performance of this Agreement. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this Agreement but shall be in addition to all other remedies available at law or in equity.
12.15Statutory and Common Law Duties. The duties each Party owes to the other Party under this Agreement shall be deemed to include federal and state statutory and common law obligations and do not in any way supersede or limit any of the obligations or duties each Party owes to the other Party pursuant to any Applicable Law.
12.16Compliance. Each Party commits to comply with Applicable Laws.
12.17No Third-Party Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
12.18Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
[SIGNATURE PAGE FOLLOWS]

The Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

	Insulet Corporation		Bigfoot Biomedical, Inc.
By:	/s/ Eric Benjamin	By:	/s/ Jeffrey Brewer
Name:	Eric Benjamin	Name:	Jeffrey Brewer
Title:	Executive Vice President, Innovation, Strategy and Digital Products	Title:	Chief Executive Officer

Patients Pending, Ltd.
		By:	/s/ Jeffrey Brewer
		Name:	Jeffrey Brewer
		Title:	Director

Schedule 1.4:
Assigned Patents
[***]
Schedule 1.10:
Excluded Field Patents
[***]
Schedule 1.22:
Non-Step-In Bigfoot Patents
[***]
Schedule 1.23:
Non-Step-In Insulet Patents
[***]
Schedule 1.26:
Previously Licensed Patents
[***]
Schedule 1.30:
Step-In Bigfoot Patents
[***]
Schedule 1.31:
Step-In Insulet Patents
[***]
Schedule 7.2:
Liens; Listing of Existing License Agreement
[***]